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Exhibit 5
May 14, 2010

Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Re:           Registration Statement on Form S-8

Seneca Foods Corporation Executive Profit Sharing Plan and the

Seneca Foods Corporation Manager Profit Sharing Plan (the “Plans”)

Ladies and Gentlemen:

We have acted as counsel to Seneca Foods Corporation (the “Company”) in connection with the issuance or proposed issuance of up to 500,000 shares (the “Shares”) of Class A or Class B common stock, par value $0.25 per share, of the Company under the Plans.

We have examined the above-referenced Registration Statement and we are familiar with the documents referred to therein, as well as the Company’s Certificate of Incorporation and Bylaws, each as amended to date and other relevant documents, and we have made such investigation with respect to the Company’s corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plans.  In our opinion, the Shares to be issued by the Company under and in accordance with the Plans will be, when issued and paid for in accordance with the Plans and the Registration Statement and the exhibits thereto, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ Jaeckle Fleischmann & Mugel, LLP